DISTRIBUTION PLAN
                                       FOR MACKENZIE SOLUTIONS CLASS C SHARES


         WHEREAS, Mackenzie Solutions (the "Trust") is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "Act"), and consists of one or more separate investment portfolios (the "Funds") as may be established and designated from time to time;

         WHEREAS, the Trust and Ivy Mackenzie Distributors, Inc. (the "Distributor"), a broker-dealer registered under the Securities Exchange Act of 1934, have entered into a Distribution Agreement pursuant to which the Distributor acts as a distributor of shares of the Funds for sale to the public; and

         WHEREAS, the Board of Trustees of the Trust has determined to adopt a Plan (the "Plan"), in accordance with the requirements of the Act, and determined that there is a reasonable likelihood that the Plan will benefit the Trust and its shareholders.

         NOW THEREFORE, the Trust hereby adopts the Plan with respect to Class C shares on the following terms and conditions:

         1. The Plan will pertain to the Class C shares of International Solutions I - Conservative Growth; International Solutions II - Balanced Growth; International Solutions III - Moderate Growth; International Solutions IV - Long-term Growth; and International Solutions V - Aggressive Growth; and to the Class C shares of such other Funds as shall be designated from time to time by the Board of Trustees in any supplement to the Plan ("Supplement").

         2. The Trust shall pay the Distributor a fee for distribution of the Class C shares of each Fund at the annual rate of 0.75% of the average daily net assets attributable to that Fund's Class C shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc. If this Plan is terminated, the Trust will owe no payments to the Distributor other than any portion of the distribution fee accrued through the effective date of termination but unpaid as of such date.

         3. The amount set forth in paragraph 2 of this Plan shall be paid for the Distributor's services as distributor of the Class C shares of a Fund in connection with any activities or expenses primarily intended to result in the sale of the Class C shares of a Fund, including, but not limited to, compensation to broker-dealers, bonuses and other incentives paid to broker-dealers, compensation to and expenses of employees of the Distributor who engage in or support distribution of a Fund's Class C shares; compensation to banks, investment advisers, financial institutions and certain other entities which are unaffiliated with the Distributor; telephone expenses; interest expenses; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit on the foregoing.

         4. The Trust will reimburse the Distributor for payments made to brokers, banks, investment advisers, financial institutions and other entities which are unaffiliated with the Distributor, for account maintenance and personal service to shareholders (the "Service Fee"). In addition, the Trust may make Service Fee payments to the Distributor for account maintenance and personal services that it provides directly to shareholders. The services for which Service Fees may be made include, among others, advising clients or customers regarding the purchase, sale or retention of Class C shares of a Fund, answering routine inquiries concerning a Fund, assisting shareholders in changing options or enrolling in specific plans and providing shareholders with information regarding the Fund and related developments. The Distributor will be reimbursed for such payments, subject to any applicable restriction imposed by Rules of the National Association of Securities Dealers, Inc., on a monthly basis up to an amount equal on an annual basis to 0.25% of the average daily net asset value of outstanding Class C shares of a Fund that are registered in the name of a broker as nominee or held in a shareholder account that designates a broker as broker of record. Payments made out of or charged against the assets attributable to the Class C shares of a Fund must be in reimbursement for distribution services rendered for or on behalf of that Fund. The costs and expenses not reimbursed in any one given month may be reimbursed in a subsequent month. The Plan does not provide for payment of interest or carrying charges as distribution expenses.

         5. The Plan shall not take effect with respect to Class C shares of a Fund until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of Class C of that Fund. With respect to the submission of the Plan for such a vote, it shall have been effectively approved with respect to a Fund if a majority of the outstanding voting securities of Class C of the Fund votes for approval of the Plan, notwithstanding that the matter has not been approved by a majority of the outstanding voting securities of the Trust or of any other Fund or class.

         6. The Plan shall not take effect until it has been approved, together with any related agreements and supplements, by votes of a majority of both (a) the Board of Trustees of the Trust, and (b) those Trustees of the Trust who are not "interested persons" (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Plan Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

         7. The Plan shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in paragraph 6 hereof.

         8. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement shall provide to the Trust's Board of Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         9. Any agreement related to the Plan shall be in writing and shall provide: (a) that such agreement may be terminated at any time as to a Fund, without payment of any penalty, by vote of a majority of the Plan Trustees or by vote of a majority of the outstanding voting securities of Class C of the Fund, on not more than sixty (60) days' written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

         10. The Plan may be terminated at any time with respect to Class C of a Fund, without payment of any penalty, by vote of a majority of the Plan Trustees, or by vote of a majority of the outstanding voting securities of Class C of the Fund.

         11. The Plan may be amended at any time with respect to Class C of a Fund by the Board of Trustees, provided that (a) any amendment to increase materially the costs which the Fund may bear for distribution (including the Service Fee) pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of Class C of the Fund, and (b) any material amendments of the terms of the Plan shall become effective only upon approval in the manner provided in paragraph 6 hereof.

         12. While the Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

         13. The Trust shall preserve copies of the Plan, any related agreement and any report made pursuant to paragraph 8 hereof, for a period of not less than six (6) years from the date of the Plan, such agreement or report, as the case may be, the first two (2) years of which shall be in an easily accessible place.

         14. It is understood and expressly stipulated that neither the holders of shares of the Trust nor any Trustee, officer, agent or employees of the Trust shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, but the Trust only shall be liable.

         IN WITNESS WHEREOF, the Trust has adopted this Distribution Plan as of the _____ day of June, 1999.


                               MACKENZIE SOLUTIONS



                          By:
                             ------------------------------------
                                 Keith J. Carlson, President